COTT CORPORATION UPDATES PROGRESS OF
NORTH AMERICAN REALIGNMENT PLAN;
OHIO PLANT TO CLOSE MARCH 2006
TORONTO, December 12, 2005 – As part of its previously-announced North American realignment plan, Cott Corporation (NYSE:COT; TSX:BCB) today announced that it will close its Columbus, Ohio manufacturing plant effective March 2006.
“In September we committed to a plan that would improve supply chain efficiencies and position the North American business to become more profitable and responsive to customers’ needs,” said John K. Sheppard, President and Chief Executive Officer of Cott. “While it is never easy to take decisions that affect our employees in this way, closing our Ohio facility is part of our plan to improve operating income and help us bring our production capacity more closely in line with the needs of our customers in a rapidly changing beverage market.”
The closure is expected to result in pre-tax charges of approximately $13 million, of which approximately $10 million relates to asset impairments and the remainder to contract termination and severance costs for the termination of approximately 70 employees. The majority of these charges is expected to be taken in 2005 and are part of the $60-80 million of total anticipated charges previously announced in connection with the North American realignment plan. Production from the Ohio plant will be reallocated to other facilities in the Cott system and there will be no impact on supply to customers.
About Cott Corporation
Cott Corporation is one of the world’s largest retailer brand beverage suppliers whose principal markets are the United States, Canada, the United Kingdom and Mexico. The Company’s website is www.cott.com.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations Kerry Morgan	Tel: (416) 203-5613

Investor Relations Edmund O’Keeffe	Tel: (416) 203-5617